Exhibit 99.1

Wrap Reports $1.1M Q1 Revenue; $3.2M in Bookings; Lands DHS Contract as Drone and Counter-UAS Pre-Orders Accelerate

Company Reports 45% Revenue Growth in First Quarter 2026; Operating Cash Expenses Improve 59% as SG&A Reflects Investment in Sales and Go-to-Market Expansion

Miami, FL – May 13, 2026 – Wrap Technologies, Inc. (NASDAQ: WRAP) (“Wrap” or, the “Company”), a global leader in non-lethal response, today announced financial and operating results for the first quarter ended March 31, 2026, highlighted by triple-digit growth in product sales, an expanding active installed base, and a strengthened balance sheet as the Company continues to execute against its target of approximately 100% revenue growth in 2026.

First Quarter 2026 Financial Highlights (vs. Q1 2025):

●	Revenue increased 45% to $1.1 million, compared to $0.8 million in the prior-year period
●	Bookings totaled $3.2 million in Q1 2026, including approximately $1.1 million from domestic sales and $2.1 million from international sales, reflecting continued global demand for Wrap’s Non-Lethal Response solutions.
●	Product sales increased 186% to $0.9 million, compared to $0.3 million in the prior-year quarter, driven by increased domestic and international demand for the BolaWrap 150 product line
●	Wrap received a purchase order for BolaWrap technology from the U.S. Department of Homeland Security, providing an early federal adoption milestone as the Company advances its Wrap Federal strategy across non-lethal response, drone interdiction, and counter-UAS markets.
●	Gross profit increased 16% to $0.7 million, compared to $0.6 million in the prior-year period
●	Gross margin was 62%, compared to 78% in the prior-year period
●	Total operating expenses were $5.5 million, compared to $4.5 million in the prior-year period, with the year-over-year increase primarily reflecting higher non-cash share-based compensation expense
●	Loss from operations was $(4.8) million, compared to $(3.9) million in the prior-year period
●	Net loss was $(4.5) million compared to net income of $0.1 million in the prior-year period; the prior-year period included a $4.0 million non-cash gain from the change in fair value of warrant liabilities
●	Cash and cash equivalents were $7.3 million at March 31, 2026, compared to $3.5 million at December 31, 2025
●	Cash used in operating activities improved 59% to $(1.2) million, compared to $(3.1) million in the prior-year period

Business Highlights:

1.	Drone Related Technology Expansion & Pre-Order Sales.

○	Wrap secured a binding pre-order for drone and counter-drone systems supporting expansion across the United Kingdom and Europe.
○	The Company also received a follow-on DFR-X drone interdiction order from a Panama-based partner, reflecting international interest in non-lethal aerial response technologies.
○	Wrap entered into a strategic agreement in India covering BolaWrap, WrapReality, and DFR-X drone interdiction systems, expanding its international market presence and integrated platform strategy.

2.	R&D into Additional Platforms and Markets.

○	Wrap continued its Made-in-America supply chain initiative.
○	The Company established a drone testing and Non-Lethal Response training site in Florida in partnership with WOFT to accelerate product development, testing, and operational training capabilities.
○	Wrap filed an intellectual property application for a next-generation multi-shot non-lethal response system and announced an R&D expansion into net-based drone interdiction, broadening its non-lethal counter-UAS portfolio and expanding into new operational applications.

3.	Deepening Existing Customers with Additional Sales.

○	Multiple agencies transitioned to department-wide BolaWrap 150 deployments for all sworn officers, consistent with the Company’s strategy of expanding from individual device placements to agency-wide programmatic adoption.
○	Wrap expanded international training and certification activity through instructor retraining and program growth with the Malta National Police Force.
○	Continued consumable reorder activity across the active installed base reinforced ongoing field utilization and recurring customer engagement.

Q1 2026 Management Commentary Summary:

Customers are increasingly resonating with technologies centered around early intervention, threat detection, and safer response outcomes, which aligns with the operational philosophy behind Wrap’s flagship BolaWrap platform. As public safety agencies continue seeking alternatives that can intervene earlier, reduce escalation risk, and integrate force governance considerations, the Company believes demand may expand beyond traditional handheld tools toward integrated systems capable of supporting safer autonomous and semi-autonomous response models over time. The foregoing are forward-looking statements subject to the risks and uncertainties described below under “Cautionary Note on Forward-Looking Statements.”

Wrap believes the future of public safety will increasingly involve advanced platforms such as drones equipped with non-lethal response technologies capable of extending distance, increasing response speed, and reducing risk to both officers and the public. The Company’s recent drone and counter-drone pre-orders, including orders supporting deployment across the United Kingdom and Europe, provide early commercial validation that customers are beginning to evaluate non-lethal drone response as part of the next evolution of public safety and security infrastructure.

Internationally and domestically, customer adoption of Non-Lethal Response continued to deepen during the quarter as agencies increasingly evaluated BolaWrap, Wrap Reality, and DFR-X as part of a single integrated operational capability rather than standalone products. Multiple agencies expanded into broader department-wide deployments, while international engagements across Europe, India, Panama, and Malta reinforced growing demand for integrated non-lethal response and drone interdiction solutions.

At the same time, recent R&D investments began demonstrating early commercial upside. Pre-orders for drone and counter-drone systems, expansion into net-based drone interdiction, development of next-generation multi-shot systems, and continued investment in manufacturing, training, and intellectual property infrastructure reflect Wrap’s strategy to scale against converging global public safety, security, and counter-UAS requirements.

Q1 also strengthened the Company’s operating foundation entering the balance of the year. Cash use from operations declined substantially year-over-year while revenue grew, and the Company believes its February capital raise was structured to help address manufacturing capacity as a bottleneck against accelerating demand. Wrap intends to continue investing behind market adoption opportunities rather than managing to a fixed cost structure.

The cadence of agency adoption and international engagement continued to accelerate following quarter end, as the Company aims to expand its reach into additional international markets and new verticals such as healthcare. Wrap continues to target 100% revenue growth for 2026, with management’s confidence in that outlook supported by trends observed throughout Q1.

About Wrap Technologies, Inc.

Wrap Technologies, Inc. (Nasdaq: WRAP) is a global leader in innovative public safety technologies and non-lethal tools, delivering cutting-edge technology with exceptional people to address the complex, modern day challenges facing public safety organizations.

Wrap’s complete public safety portfolio includes the non-lethal BolaWrap® 150 device, WrapReality™ immersive training platform, WrapVision™ body-worn camera system, WrapTactics™ training programs, and next-generation C-UAS solutions like PAN-DA and the 1KC Kinetic Anti-Drone Cassette, all of which supports the Company’s mission to provide safer, scalable, and cost-effective technologies for public safety, defense, and critical infrastructure markets. Wrap’s BolaWrap® 150 solution leads in non-lethal response intended to provide law enforcement with a safer choice for nearly every phase of a critical incident. This innovative, patented device deploys a multi-sensory, cognitive disruption that leverages sight, sound and sensation to expand the window and gives officers the advantage and critical time to manage non-compliant subjects before resorting to higher-force options. The BolaWrap® 150 is not pain-based compliance. It does not shoot, strike, shock, or incapacitate, instead, it helps officers strategically operate on the force continuum, reducing the risk of injury to both officers and subjects. Used by over 1,000 agencies across the U.S. and in 60 countries, BolaWrap® is backed by training certified by the International Association of Directors of Law Enforcement Standards and Training (IADLEST), reinforcing Wrap’s commitment to public safety through cutting-edge technology and expert training.

WrapReality™ VR is a fully immersive training simulator to enhance decision-making under pressure.

As a comprehensive public safety training platform, it provides first responders with realistic, interactive scenarios that reflect the evolving challenges of modern law enforcement. By offering a growing library of real-world situations, WrapReality™ is intended to equip officers with the skills and confidence to navigate high-stakes encounters effectively, which we believe leads to safer outcomes for both responders and the communities they serve.

WrapVision is an all-new body-worn camera and evidence management system built for efficiency.

Designed for efficiency, security, and transparency to meet the rigorous demands of modern law enforcement, WrapVision captures, stores, and helps manage digital evidence, ensuring operational security, regulatory compliance, and enhanced video picture quality and field of view.

The WrapVision camera, powered by IONODES, boasts streamlined cloud integration and final North American assembly, with a critical made-in-America roadmap. This track helps ensure data integrity and helps eliminate critical concerns over unauthorized access or foreign surveillance risks.

Trademark Information

Wrap, the Wrap logo, BolaWrap®, WrapReality™ and Wrap Training Academy are trademarks of Wrap Technologies, Inc., some of which are registered in the U.S. and abroad. All other trade names used herein are either trademarks or registered trademarks of the respective holders.

Cautionary Note on Forward-Looking Statements - Safe Harbor Statement

This release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “anticipate,” “should”, “believe”, “target”, “project”, “goals”, “estimate”, “potential”, “predict”, “may”, “will”, “could”, “intend”, and variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Moreover, forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control and include, but are not limited to, statements relating to the Company’s target of approximately 100% revenue growth in 2026; the expected expansion of agency-wide deployments; the expected recurring revenue growth from subscription-based training and digital evidence management; the Company’s ability to enter and generate revenue from the federal and defense market through Wrap Federal; the development, demonstration, government testing, and commercialization timeline for the MERLIN drone interdiction system and 1KC anti-drone cassette; the expected benefits and growth from international expansion, including the strategic agreement covering the Indian market; the Company’s planned future products, technologies, and intended product designs and expected benefits therefrom; expected market opportunities and outcomes related to the Company’s Non-Lethal Response, Wrap’s planned future products, technologies, integration, intended product designs and expected benefits therefrom, expected market opportunities and outcomes related to Wrap’s products to increase officer and public safety; the Company’s expectations regarding expansion into new verticals, including healthcare; the Company’s beliefs regarding the future role of autonomous and semi-autonomous response models and drone-equipped non-lethal platforms in public safety; and the expected benefits of the Company’s capital raise in addressing manufacturing capacity constraints. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: the Company’s ability to achieve its targeted approximately 100% revenue growth in 2026; the Company’s ability to maintain compliance with the Nasdaq Capital Market’s listing standards; the Company’s ability to successfully implement training programs for the use of its products; the Company’s ability to manufacture and produce products for its customers; the Company’s ability to develop sales for its products; the market acceptance of existing and future products; the availability of funding to continue to finance operations; the complexity, expense and time associated with sales to law enforcement and government entities; the lengthy evaluation and sales cycle for the Company’s product solutions; product defects; litigation risks from alleged product-related injuries; risks of government regulations; the impact resulting from geopolitical conflicts and any resulting sanctions; the ability to obtain export licenses for countries outside of the United States; the ability to obtain patents and defend intellectual property against competitors; the impact of competitive products and solutions; and the Company’s ability to maintain and enhance its brand, as well as other risk factors mentioned in the Company’s most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, and other Securities and Exchange Commission filings. These forward-looking statements are made as of the date of this release and were based on current expectations, estimates, forecasts, and projections as well as the beliefs and assumptions of management. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

Investor Relations Contact:

(800) 583-2652

ir@wrap.com